Exhibit 8.1

LIST OF SUBSIDIARIES

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Chile:

1.	CorpBanka Corredores de Bolsa S.A.

2.	CorpBanca Asesorías Financieras S.A.

3.	CorpBanca Administradores General de Fondos S.A.

4.	CorpBanca Corredores de Seguros S.A.

5.	Corp Legal S.A.

6.	CorpBanca Agencia de Valores S.A.

7.	SMU Corp S.A.

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Colombia and other countries:

1.	Banco CorpBanca Colombia S.A.

2.	Helm Bank Colombia, S.A.

3.	Helm Corredor de Seguros S.A.

4.	CorpBanca Investment Valores S.A. Comisionista de Bolsa

5.	CorpBanca Investment Trust Colombia S.A.

6.	Helm Comisionista de Bolsa S.A.

7.	Helm Fiduciaria S.A.

8.	Helm Bank (Panamá) S.A.

9.	Helm Casa de Valores (Panamá) S.A.

10.	Helm Bank Caymán S.A.

All of the following subsidiaries have their jurisdiction of incorporation in the United States:

1.	CorpBanca New York Branch

2.	CorpBanca Securities INC-NY